EXHIBIT 99.1

                               BSI HOLDINGS, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS
                             WITH CONSOLIDATING DATA

                                      AS OF

                     DECEMBER 28, 1996 AND DECEMBER 30, 1995

                                  TOGETHER WITH

                                AUDITORS' REPORT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
   BSI Holdings, Inc.:

      We have audited the accompanying consolidated balance sheets of BSI Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 28, 1996 and December 30, 1995 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 28, 1996, December 30, 1995 and December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BSI Holdings, Inc. and subsidiaries as of December 28, 1996 and December 30, 1995, and the results of their operations and their cash flows for the years ended December 28, 1996, December 30, 1995 and December 31, 1994 in conformity with generally accepted accounting principles.

                                                           ARTHUR ANDERSEN LLP

Cincinnati, Ohio,
   March 28, 1997

                     BSI HOLDINGS, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                AS OF DECEMBER 28, 1996 AND DECEMBER 30, 1995
                            (DOLLARS IN THOUSANDS)

                                                             1996       1995
ASSETS

CURRENT ASSETS:
   Cash ................................................  $    561    $    755
   Accounts receivable, net of allowance
     for doubtful accounts of $2,760 and
     $967, respectively (Note 4) .......................    22,118      13,294
   Inventory (Notes 2(e) and 4) ........................    25,338      23,571
   Prepaid expenses ....................................     1,786         690
   Income tax receivable ...............................      --           300
   Deferred tax assets (Note 5) ........................     1,797        --
            Total current assets .......................    51,600      38,610

PROPERTY, PLANT AND EQUIPMENT, at cost
 (Notes 2(f) and 4):

   Land ................................................        90          90
   Buildings ...........................................       670         670
   Machinery and equipment .............................     6,468       3,866
   Furniture and fixtures ..............................     2,823       2,598
   Construction in progress ............................       154        --
                                                            10,205       7,224

   Less- accumulated depreciation ......................    (3,332)     (2,144)
                                                             6,873       5,080

INTANGIBLE ASSETS (Note 2(g)):

   Costs in excess of fair value of assets acquired ....    21,456       2,461
   Less- accumulated amortization ......................      (624)       (336)
                                                            20,832       2,125

   Other ...............................................     3,359       1,320
   Less- accumulated amortization ......................      (922)       (541)
                                                             2,437         779

            Total intangible assets ....................    23,269       2,904

OTHER ASSETS ...........................................       940         476
                                                          $ 82,682    $ 47,070

       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                     BSI HOLDINGS, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                AS OF DECEMBER 28, 1996 AND DECEMBER 30, 1995
                            (DOLLARS IN THOUSANDS)

                                                               1996      1995
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:

   Borrowings pursuant to revolving credit agreement
     (Note 4) .............................................  $ 23,524  $ 20,693
   Current portion of other debt (Note 4) .................     3,419     2,531
   Payable to former owners of Plymouth (Note 3(a)) .......     2,950      --
   Accounts payable .......................................     9,998    13,662
   Accrued liabilities ....................................     7,042     3,316
            Total current liabilities .....................    46,933    40,202

LONG-TERM OBLIGATIONS - LESS SCHEDULED MATURITIES (Note 4):

   Borrowings pursuant to revolving credit agreement ......     8,800     1,900
   Notes payable ..........................................        41       118
   Subordinated debt due to related parties ...............    13,590     3,716
   Capital lease liability ................................     1,175       878
                                                               23,606     6,612

DEFERRED INCOME TAXES PAYABLE (Note 5) ....................       934       --

OTHER LIABILITIES .........................................       367       --

MANDATORILY REDEEMABLE PREFERRED STOCK (Note 7) ...........     7,613       945

COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS' EQUITY (DEFICIT) (Note 6):
   Common stock, $.01 par value, 50,000,000 shares
     authorized and 3,676,008 and 2,015,718 shares
     issued and outstanding at December 28, 1996 and
     December 30, 1995, respectively ......................         5         3
   Additional paid-in capital .............................     2,927     2,860
   Retained earnings (deficit) ............................       297    (3,490)
   Notes receivable from shareholders .....................       --        (62)
            Total shareholders' equity (deficit) ..........     3,229      (689)
                                                             $ 82,682  $ 47,070

       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

            FOR THE YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995
                              AND DECEMBER 31, 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            1996          1995          1994

NET SALES ............................  $   169,452   $   131,020   $    76,754
COST OF GOODS SOLD ...................      127,845       106,576        64,846
      Gross profit ...................       41,607        24,444        11,908

OPERATING EXPENSES:
  Selling, general and
    administrative expenses ..........       31,830        25,264         9,997
  Amortization of intangible
    assets and non-compete payments ..          699           285           224
      Total operating expenses .......       32,529        25,549        10,221
      Operating income (loss) ........        9,078        (1,105)        1,687

OTHER EXPENSE (INCOME):
  Interest expense ...................        4,491         3,695         1,663
  Other, net .........................         (234)          (22)         --
      Income (loss) before provision
       (credit) for income taxes and
       extraordinary item ............        4,821        (4,778)           24

PROVISION (CREDIT) FOR INCOME TAXES
 (Note 5) ............................          789          (338)           99
      Net income (loss) before
       extraordinary item ............        4,032        (4,440)          (75)

EXTRAORDINARY ITEM:
  Gain on extinguishment of debt
   (Note 4) ..........................         --             500          --
      Net income (loss) ..............        4,032        (3,940)          (75)

DIVIDENDS AND ACCRETION ON PREFERRED
 STOCK (Note 7) ......................          245          --            --
  Net income (loss) available for
    common shareholders ..............  $     3,787   $    (3,940)  $       (75)

PER SHARE DATA:
  Earnings (loss) per common and
    common equivalent share before
    extraordinary item ...............  $       .90   $     (1.47)  $      (.02)
  Extraordinary gain per common
    and common equivalent share ......         --             .17          --
  Earnings (loss) per common and
    common equivalent share ..........  $       .90   $     (1.30)  $      (.02)

WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING
 (Note 2(i)) .........................    4,198,907     3,029,803     3,029,803

       The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

            FOR THE YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995
                              AND DECEMBER 31, 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                          Notes          Total
                                     Preferred Stock        Common Stock       Additional   Retained    Receivable    Shareholders'
                                   -------------------   --------------------   Paid-In     Earnings       From          Equity
                                    Shares     Amount     Shares     Amount     Capital     (Deficit)  Shareholders     (Deficit)
                                   --------   --------   ---------  ---------  ----------   --------   ------------   -------------
BALANCES AT DECEMBER 31, 1993 ...   150,000   $      1   2,015,718  $       3  $    2,265   $    525   $       (140)  $       2,654
  Stock purchase warrants
  issued ........................      --         --          --         --           744       --             --               744
  Payments received from
  shareholders ..................      --         --          --         --          --         --               48              48
  Redemption (Note 6) ...........  (150,000)        (1)       --         --          (149)      --             --              (150)
  Net loss ......................      --         --          --         --          --          (75)          --               (75)
                                   --------   --------   ---------  ---------  ----------   --------   ------------   -------------
BALANCES AT DECEMBER 31, 1994 ...      --         --     2,015,718          3       2,860        450            (92)          3,221
  Payments received from
  shareholders ..................      --         --          --         --          --         --               30              30
  Net loss ......................      --         --          --         --          --       (3,940)          --            (3,940)
                                   --------   --------   ---------  ---------  ----------   --------   ------------   -------------
BALANCES AT DECEMBER 30, 1995 ...      --         --     2,015,718          3       2,860     (3,490)           (62)           (689)
  Stock purchase warrants
  issued ........................      --         --          --         --           815       --             --               815
  Conversion of warrants
  to common stock ...............      --         --     1,660,290          2        --         --             --                 2
  Payments received from
  shareholders ..................      --         --          --         --          --         --               62              62
  Loss on conversion of
  subordinated debt .............      --         --          --         --          (738)      --             --              (738)
  Redeemable preferred stock
  issuance costs ................      --         --          --         --           (10)      --             --               (10)
  Accretion of redeemable
  preferred stock discount ......      --         --          --         --          --          (28)          --               (28)
  Payment of PIK dividends
  (Note 7) ......................      --         --          --         --          --         (217)          --              (217)
  Net income ....................      --         --          --         --          --        4,032           --             4,032
                                   --------   --------   ---------  ---------  ----------   --------   ------------   -------------
BALANCES AT DECEMBER 28, 1996 ...      --     $   --     3,676,008  $       5  $    2,927   $    297   $       --     $       3,229
                                   ========   ========   =========  =========  ==========   ========   ============   =============

       The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

            FOR THE YEARS ENDED DECEMBER 28, 1996, DECEMBER 30, 1995
                              AND DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                                    1996       1995      1994
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss) .........................  $  4,032   $(3,940)  $    (75)
     Adjustments to reconcile net income
       (loss) to net cash provided by
       (used in) operating activities-
         Depreciation ..........................     1,291       824        435
         Amortization of intangible assets .....       699       253        192
         Gain on extinguishment of debt ........      --        (500)      --
         Decrease (increase) in deferred
          income taxes .........................      (863)       78       (120)
         Decrease (increase) in accounts
          receivable ...........................        92      (614)    (1,495)
         Decrease (increase) in inventory ......     4,328       906     (2,945)
         Decrease (increase) in prepaid
          expenses .............................      (985)      113       (522)
         Decrease (increase) in income
          tax receivable .......................       300        18       (318)
         Decrease (increase) in other
          noncurrent assets ....................    (1,825)      (20)       166
         Increase (decrease) in accounts
          payable and accrued liabilities ......    (1,991)    3,621      1,094
             Net cash provided by (used in)
               operating activities ............     5,078       739     (3,588)

CASH FLOWS FROM INVESTING ACTIVITIES:

     Purchase of Velva Sheen Manufacturing
       Co., net of cash acquired ...............      --        --      (11,735)
     Purchase of Plymouth Mills, Inc. ..........   (20,256)     --         --
     Purchases of property, plant and
       equipment, net ..........................    (1,137)     (518)      (528)
     Additional payments on prior-year
       asset purchase ..........................      --        --          (10)
             Net cash used in investing
               activities ......................   (21,393)     (518)   (12,273)

CASH FLOWS FROM FINANCING ACTIVITIES:

     Borrowings pursuant to revolving
       credit agreement, net ...................     2,831     1,808      9,846
     Borrowings of long-term debt
       pursuant to credit agreement ............     9,568     1,000      3,569
     Repayments of long-term debt
       pursuant to credit agreement ............    (1,868)   (1,409)      (203)
     Proceeds from (repayments of)
       subordinated debt and stock
       purchase warrants .......................     3,500      (996)     2,500
     Repayment of capital lease
       obligations and industrial
       revenue bonds ...........................      (379)      (48)      --
     Payments made under non-compete
       agreements ..............................       (84)     --         --
     Payments for deferred financing costs .....       (11)       (5)      (119)
     Payments received on notes receivable
       from shareholders .......................        62        30         48
     Issuance of common stock ..................         2      --         --
     Issuance of preferred stock and
       related warrants ........................     2,500      --         --
             Net cash provided by
               financing activities ............    16,121       380     15,641

NET INCREASE (DECREASE) IN CASH ................      (194)      601       (220)

CASH AT BEGINNING OF YEAR ......................       755       154        374

CASH AT END OF YEAR ............................  $    561   $   755   $    154

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
     Cash paid for interest ....................  $  3,906   $ 3,500   $  1,434
     Cash paid for income
       taxes (refunds received) ................      (258)     (453)       648

SUPPLEMENTAL DISCLOSURE OF
NON-CASH ACTIVITIES:

     Capital lease financing ...................       686       377       --
     Payments of PIK dividends .................       217      --         --
     Conversion of subordinated
       debt to preferred stock (Note 4) ........     3,719      --         --

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994

(1)  ORGANIZATION, NATURE OF OPERATIONS AND SUBSEQUENT EVENT-

     (a) SUBSEQUENT EVENT--On March 14, 1997, BSI Holdings, Inc. (BSI or the Company) consummated a merger with Sun Sportswear, Inc. (Sun) (hereinafter referred to as the "Merger") whereby BSI acquired an 86% ownership interest in Sun. The Merger will be accounted for as a reverse acquisition with Sun being the surviving legal entity and BSI being the acquiror for accounting purposes. Concurrent with the Merger, Sun was reincorporated in the State of Delaware under the name Brazos Sportswear, Inc. (New Brazos).

          As of March 14, 1997, all of the former directors and officers of Sun resigned and six directors designated by BSI became the directors of New Brazos. The current chief executive officer and vice president and chief financial officer of BSI will assume identical responsibilities for New Brazos.

          Sun shareholders prior to the Merger, other than Seafirst Bank (Seafirst), who elected not to retain their shares received $11.00 per share ($2.20 per share prior to the 1-for-5 reverse stock split pursuant to the Merger) for 50% of such shares and the remaining shares were converted into New Brazos common stock. Seafirst, Sun's majority shareholder prior to the Merger, received $11.00 per share ($2.20 per share prior to the 1-for-5 reverse stock split pursuant to the Merger) for 59.5% of its Sun shares in a combination of cash and a note, with its remaining shares being converted into New Brazos common stock.

         A preliminary summary of the Merger, pending completion of certain appraisals and analysis of the net assets acquired, utilizing March 14, 1997 balances, is as follows:

                                                               (000'S
                                                               OMITTED)
          Fair value of assets acquired, including:

             Accounts receivable ...........................   $ 7,928
             Inventories ...................................    12,994
             Other current assets ..........................     2,059
          Total fair value of assets acquired ..............    22,981

          Less:
             Purchase Price:
                Cash .......................................   $ 4,680
                Subordinated note to Seafirst ..............     1,500
                Equity interest in BSI subsequent to the
                  Merger (587,915 remaining Sun shares at
                  $11.00 per share (2,939,574 shares at
                  $2.20 per share on a pre-split basis)) ...     6,467

                                                                12,647

                Transaction costs ..........................     1,389
                Financing costs ............................       150

          Total purchase price .............................    14,186
          Liabilities assumed ..............................   $ 8,795

          The purchase price was financed through a combination of borrowings under Brazos' credit agreement ($6.3 million short-term, $1.0 million long-term), the issuance of BSI convertible, mandatorily redeemable preferred stock ($2.0 million), and the issuance of a subordinated debenture to Seafirst ($1.5 million). In connection with this transaction, the above proceeds were used to retire $3.0 million of the subordinated debentures payable to the seller of Plymouth. In connection with this transaction, the Company increased its credit facility to approximately $85 million (see Note 4). The credit facility includes a $73.2 million revolving line of credit.

          The accompanying consolidated financial statements of BSI reflect its historical results of operations prior to the Merger.

     (b) ORGANIZATION AND NATURE OF OPERATIONS--BSI, a Delaware Corporation, is the parent company for two wholly-owned subsidiaries: Brazos Sportswear, Inc. (Brazos), a Texas corporation, and Brazos Embroidery, Inc. (BEI), a Pennsylvania corporation.

          Brazos designs, manufactures and distributes sportswear for adults and children. Products manufactured and sold by Brazos under license agreements include those decorated with classic cartoon characters and collegiate logos. Brazos also markets sportswear decorated with its proprietary designs and creates garments under private labels of major retailers. In addition, Brazos distributes undecorated garments to other imprinters of sportswear.

          The Company had net sales of $53 million to two customers in 1996 and $29 million and $24 million to a single customer in 1995 and 1994 respectively. These amounts represented 31%, 22% and 32% of total net sales during 1996, 1995 and 1994, respectively. The accompanying consolidated balance sheets include accounts receivable of $5.4 million and $3.7 million at December 28, 1996 and December 30, 1995, respectively, due from such customers.

          The three largest suppliers of blank garments to the Company represented approximately 39, 59% and 51% of cost of goods sold included in the accompanying consolidated statements of operations during 1996, 1995 and 1994, respectively. Management believes that a loss of any single supplier would not significantly impact operations as alternative products are available from other sources.

(2)  SIGNIFICANT ACCOUNTING POLICIES-

     (a) PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of the Company and its two wholly owned subsidiaries, Brazos and BEI. All significant intercompany accounts and transactions have been eliminated.

     (b) MANAGEMENT'S USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c) YEAR-END--The Company uses a 52-53 week accounting period ending on the last Saturday in December. Prior to fiscal 1995, the Company's year-end was December 31. Fiscal 1996 and 1995 each had 52 weeks.

     (d) REVENUE RECOGNITION--Sales are recognized when finished garments are shipped to customers from the Company's facilities.

     (e) INVENTORY--The Company's inventories are stated at cost, which is not in excess of market utilizing both the last-in, first-out (LIFO) method and the first-in, first-out (FIFO) method depending on the specific division location. The following is a summary of inventories at year-end, by costing method (in thousands):

          INVENTORY CATEGORY                    METHOD     1996          1995
          ------------------
          Blank garments                         LIFO     $12,126       $11,074
          Printed garments                       LIFO       1,481         3,174
                                                           13,607        14,248

          Less -- LIFO reserve                               (182)         (231)
                      Total LIFO                           13,425        14,017
          Manufactured garments                  FIFO       2,486         1,676
          Blank and printed garments             FIFO       9,427         7,878
                      Total FIFO                           11,913         9,554
                      Total inventory                     $25,338       $23,571

          For financial statement purposes, the Company follows the specific identification method whereby LIFO is determined on an item-by-item basis. For federal income tax reporting purposes, LIFO is determined utilizing the dollar-value method using one homogenous pool. For federal income tax reporting purposes, the Company's LIFO inventories were as follows (in thousands):

                                                            1996        1995
          Tax LIFO cost                                    $12,710    $12,991
          Book LIFO cost                                    13,425     14,017

          Cost of goods sold reflects a LIFO credit of $49,000 in 1996, and charges of $36,000 and $4,000 in 1995 and 1994, respectively.

     (f) PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method. Expenditures for additions, major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged against income as incurred. When properties are retired or otherwise disposed of, the cost thereof and the applicable accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in the consolidated statements of operations.

         The estimated useful life for each of the major asset categories is as follows:

              Land                                                    -
              Buildings                                            39 years
              Machinery and equipment                             3-7 years
              Furniture and fixtures                              5-7 years

     (g) INTANGIBLE ASSETS--Amounts paid in excess of the fair value of the tangible net assets acquired are being amortized over periods ranging from 15 to 40 years.

          Other intangible assets at December 28, 1996 and December 30, 1995 include non-compete agreements, deferred financing costs, licenses and copyrights. The costs of non-compete agreements are being amortized over the respective lives of the agreements (five years) using the straight-line method. The deferred financing costs are being amortized over the life of the credit facility to which they relate using a method which approximates the effective interest method. The costs of licenses are being amortized over a period of 15 years using the straight-line method. The costs of copyrights are being amortized over a period of 40 years using the straight-line method.

          The Company regularly evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of long-lived and intangible assets acquired may warrant revisions or that the remaining balance of such costs may not be recoverable, utilizing undiscounted future cash flows.

     (h) ADVERTISING--The Company expenses the production cost of advertising the first time the advertising takes place, except for direct-response advertising which is capitalized and amortized over its expected period of future benefits.

          Direct-response advertising consists primarily of catalogues that include order phone numbers for the Company's products. The capitalized costs of the advertising are amortized over the year to which the catalogue relates.

          At December 28, 1996 and December 30, 1995, $107,000 and $176,000,
          respectively, of advertising was reported as an asset. Advertising expense was approximately $645,000, $930,000 and $579,000 in 1996,
          1995 and 1994, respectively.

     (i)  EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE--Earnings
          (loss) per share is based on the weighted average number of common shares outstanding and includes the effect of the issuance of shares in connection with the assumed exercise of stock options and warrants. Such stock options and warrants were in excess of 20% of total common shares issued and outstanding for all periods presented.

          Earnings (loss) per share has also been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB No. 83). SAB No. 83 requires that options and warrants granted in the twelve-month period immediately preceding a proposed public offering transaction at prices substantially less than the initial public offering price be included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented. Warrants issued in 1996 to purchase 1,014,206 shares (133,757 shares on a pre-split basis) of common stock at $.0013 per share were subject to this requirement.

          All share and per share information included in the accompanying consolidated financial statements has been retroactively restated for all periods presented to reflect a 37.912252-for-1 stock split and 1-for-5 reverse stock split pursuant to the Merger.

     (j) NEW ACCOUNTING PRONOUNCEMENTS--In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS No. 121). SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets to be disposed of in the future. The adoption of the provisions of SFAS No. 121 during the first quarter of 1996 did not have a material effect on the Company's consolidated financial condition or results of operations.

     (k) RECLASSIFICATIONS--Certain amounts in the 1995 consolidated financial statements have been reclassified to conform to the 1996 presentation.

(3)  ACQUISITIONS-

     (a) PLYMOUTH MILLS, INC. ACQUISITION--Effective August 2, 1996, BSI acquired certain assets and assumed certain liabilities of Plymouth Mills, Inc. ("Plymouth") for approximately $34 million. This transaction has been accounted for as a purchase with approximately $19 million of the excess of the acquisition cost over the fair value of net assets acquired being assigned to goodwill. Goodwill is being amortized over 40 years on a straight-line basis. Results of operations of Plymouth from August 2, 1996 are included in the consolidated statement of operations for the fifty-two weeks ended December 28, 1996.

          Pro forma operating results of BSI and Plymouth combined, assuming the acquisition had been made as of January 1, 1995 follow. Such information reflects adjustments to reflect amortization of goodwill and intangible assets acquired, changes in compensation expense to reflect compensation levels included in post-acquisition employment agreements, additional interest expense related to increased net indebtedness, additional income tax expense to reflect termination of Plymouth's S-corporation status, and dividends on additional preferred stock issued.

                                                     (UNAUDITED)
                                                      YEAR ENDED
                                              DECEMBER 28,  DECEMBER 30,
                                                  1996          1995
                                              (000's omitted except per
                                                    share amounts)
          Net sales ........................  $    195,312  $    163,358
          Net income (loss) before
            extraordinary items ............         5,384        (3,977)
          Net income (loss) available
            for common shareholders ........         4,816        (4,034)
          Earnings (loss) per common
            and common equivalent share ....          1.15         (1.33)

          In connection with the acquisition, assets were acquired and liabilities were assumed as follows:

                                                                     (000'S
                                                                    OMITTED)
          Fair value of assets acquired including:
             Accounts receivable .................................  $  8,804
             Inventories .........................................     6,128
             Other current assets ................................       150
             Property, plant and equipment .......................     1,269
             Intangible assets ...................................       400
             Goodwill ............................................    18,985
                                                                      35,736

          Less: Cash paid for net assets .........................   (18,000)
                                                                    $ 17,736

          Liabilities assumed, including:
             Subordinated debt to sellers ........................  $ 10,414
             Liabilities assumed and acquisition costs ...........     2,115
             Earnout (for the 12-month period ended September 30,
               1996) and net worth (as of August 2, 1996) payments     5,207
                                                                    $ 17,736

          Of the $5,207,000 earnout and net worth payments above, at December 28, 1996, the Company had an obligation outstanding to the former owners of Plymouth of $2,950,000.

          Pursuant to the related asset purchase agreement, the purchase price has been financed through a combination of borrowings under Brazos' revolving credit agreement ($18.6 million), the issuance of subordinated debentures in the capital markets ($3.5 million), the issuance of Brazos mandatorily redeemable preferred stock, Series A ($2.5 million), and the issuance of subordinated debentures to the seller ($10.4 million).

          Effective with the completion of this transaction, the seller became a member of the board of directors of the Company. The subordinated debentures due the seller consist of the following notes (000's omitted):

          Note bearing annual interest at 10%,
            maturing December 31, 1997 (i) ...............     $ 3,000
          Note bearing annual interest at 7.75%,
            maturing December 31, 2003 ...................       4,464
          Note bearing annual interest at 7.75%,
            payable in two equal installments on
            March 31, 1998 and March 31, 1999 ............       2,950
                                                               $10,414

          (i)  This note has been repaid as part of the Merger.

          The $3.5 million principal amount of subordinated debt contained detachable warrants to purchase 342,939 shares (45,228 shares on a pre-split basis) of the Company's common stock at a purchase price of $.0013 per share. The warrants were valued at $330,000 which represents the difference between the exercise price and management's estimate of the fair market value of 342,939 shares of the Company's common stock issuable pursuant to the exercise of the warrants at the date of grant. These warrants have been recorded as additional paid-in capital and were exercised during 1996 (see Note 6).

          The Series A mandatorily redeemable preferred stock contained detachable warrants to purchase 504,316 shares (66,511 shares on a pre-split basis) of the Company's common stock at a purchase price of $.0013 per share. The warrants were valued at $485,000 which represents the difference between the exercise price and management's estimate of the fair market value of the 504,316 shares of the Company's common stock issuable pursuant to the exercise of the warrants at the date of grant. These warrants have been recorded as additional paid-in capital and were exercised during 1996 (see Note
          6).

          The Company also issued to the seller warrants to purchase 227,474 shares (30,000 shares on a pre-split basis) of its common stock at a purchase price of $3.96 per share. These warrants were assigned a value of zero because in the opinion of management, these warrants were granted at an exercise price which is not less than the fair value of the Company's stock at the date of grant.

     (b) NEEDLEWORKS, INC. ACQUISITION--On December 1, 1995, BEI acquired certain of the assets and assumed certain liabilities of Needleworks, Inc. for approximately $2.7 million. The acquisition was accounted for using the purchase method of accounting with the $357,000 excess of the acquisition cost over the fair value of net assets acquired being assigned to goodwill. Goodwill is being amortized over 15 years on a straight-line basis. The operations of BEI for the periods from December 1, 1995 have been included in the Company's consolidated statements of operations.

     (c) VELVA SHEEN ACQUISITION--On November 10, 1994, Brazos acquired certain of the assets and assumed certain liabilities of Velva Sheen Manufacturing Co. (Velva Sheen) from American Marketing Industries
          (AMI) for approximately $20 million. The acquisition was accounted for using the purchase method of accounting with the $115,000 excess of the acquisition cost over the fair value of net assets acquired being assigned to goodwill. Goodwill is being amortized over 15 years on a straight-line basis. The operations of Velva Sheen for the periods from November 10, 1994, have been included in the Company's consolidated statements of operations.

(4)  LONG-TERM DEBT OBLIGATIONS-

     Long-term obligations consist of the following:

                                                            (000'S OMITTED)
                                                             1996      1995
     Industrial revenue bonds, variable interest
     rate (5.8% at December 28, 1996), due in
     monthly installments of $4,166 through
     April, 2002 and $6,250 through April, 2007,
     secured by substantially all assets of BEI .......   $   638   $   681

     Equipment note, variable interest rate of
     prime plus 1% (9.25% at December 28, 1996),
     interest payable monthly, principal due in
     monthly installments of $4,545 through
     May, 1998, secured by related equipment ..........        73       150

     Term loans, variable interest rate (9% to
     9.75% at December 28, 1996), interest payable
     monthly, principal due in monthly
     installments of $200,000 through August,
     1999 with balance due at that time, secured
     by all assets of Brazos ..........................    11,200     3,500

     Subordinated notes due to shareholders of
     BSI, fixed interest rate of 12%, interest
     payable quarterly, principal due in
     quarterly installments of $218,750 beginning
     3/31/98 through maturity at 12/31/01 .............      --       2,760

     Subordinated notes due to shareholders of
     BSI, fixed interest rates from 10% to 12%,
     interest payable quarterly, principal due
     in quarterly installments of $47,814
     beginning 3/31/98 through maturity at 12/31/02 ...      --         956

     Subordinated note, fixed interest rate of
     13%, interest payable monthly, principal
     due in quarterly installments of $250,000
     beginning 9/1/01 through 8/31/03 with
     balance due at that time .........................     3,176      --

     Subordinated note due to former owners of
     Plymouth, fixed interest rate of 7.75%,
     interest payable quarterly, principal due
     upon maturity at 12/31/03 ........................     4,464      --

     Subordinated note due to former owners of
     Plymouth, fixed interest rate of 10%,
     interest payable quarterly, principal due
     upon maturity at 12/31/97 ........................     3,000      --

     Subordinated note due to former owners of
     Plymouth, fixed interest rate of 7.75%,
     interest payable quarterly, principal due
     in two equal payments of $1,475,000 on
     3/31/98 and 3/31/99 ..............................     2,950      --

     Capital lease obligations (net of $346,000
     of interest) .....................................     1,524     1,096

                                                           27,025     9,143

     Less  - current portion ..........................     3,419     2,531
     Long - term obligations ..........................   $23,606   $ 6,612

     Brazos has a credit agreement, as amended through March 14, 1997, with a financial institution which provides for borrowings of up to approximately $85 million which is reduced by amounts borrowed pursuant to a term loan provided by the credit agreement, outstanding letters of credit and a specified percentage of outstanding documentary letters of credit. The credit agreement provides for a term loan of $11.6 million with the balance available as a revolving loan or letters of credit. Principal amounts borrowed together with interest borrowed pursuant to the revolving loan are due upon demand; however, if no demand is made, interest is payable monthly and the principal is due August 9, 1999, with an option to renew for two additional one-year periods. Amounts borrowed pursuant to the revolver bear interest at the lender's base rate, as defined, plus .5% or the lender's Eurodollar base rate, as defined, plus 2.75% or a combination of both rates. Amounts borrowed pursuant to the term loan bear interest at the lender's base rate, as defined, plus 1.5% or the lender's Eurodollar base rate, as defined, plus 3.5% or a combination of both rates. Available borrowings under the credit agreement are subject to the level of the eligible accounts receivable and inventory. At December 28, 1996, Brazos had approximately $23.5 million outstanding on its line of credit at interest rates ranging from 8.2% to 8.75% and $2.9 million in additional borrowings available pursuant to the credit agreement.

     The credit agreement may be terminated subject to a prepayment fee. Amounts borrowed pursuant to the credit agreement are secured by substantially all of the assets of Brazos. The credit agreement requires compliance with certain financial covenants, as defined, including a minimum adjusted net worth, debt service coverage ratio, current ratio and leverage ratio, and prohibits BSI from paying cash dividends on common stock, incurring additional debt and prepaying subordinated debt. BSI was in compliance with these provisions at yearend.

     Pursuant to the purchase of Plymouth in August, 1996, the Company issued subordinated debentures in capital markets of $3.5 million as well as subordinated debentures to the seller of $10.4 million. The subordinated debentures related to the $3.5 million were issued at a discount of $330,000 to give effect to the estimated fair value of warrants issued in connection with the new debt. The discount is being amortized into interest expense using the effective interest rate method during the period of issuance through the maturity date of the debt. An earnout payment to the sellers of approximately $2.95 million is reflected as a current liability as it is due upon completion of an earnout calculation, as defined in the asset purchase agreement.

     Effective August 8, 1996, BSI issued 4,456,000 shares of Series B mandatorily redeemable preferred stock in exchange for subordinated debt (carrying value of $3,719,000 at August 8, 1996) to all subordinated debt holders of record at BSI. BSI then forgave the subordinated debt due from its subsidiary. The resulting $737,000 loss on retirement was recorded to additional paid-in capital due to the related party nature of the transaction (see Note 7).

     In connection with the Needleworks, Inc. acquisition, BEI assumed Industrial Revenue Bonds (the Bonds) which bear interest at a floating weekly rate. The bonds are secured by substantially all of the assets of BEI and a bank letter of credit which expires August 15, 1998. The bank letter of credit is essentially guaranteed by another bank under a reimbursement agreement which requires BEI to make monthly principal payments. BEI has the option to establish the Bond's interest rate form (variable or fixed interest rate). When a fixed interest rate is selected, the fixed rate assigned will approximate the market rate for comparable securities. When a variable rate is selected or at the end of a fixed interest rate period, the Bondholders reserve the right to demand payment of the Bonds. In the event that any of the Bondholders exercise their rights, a remarketing agent is responsible for remarketing the Bonds on a best efforts basis for not less than the outstanding principal and accrued interest. In the event the Bonds are not able to be remarketed and borrowings on the letters of credit occur, funding through the reimbursement agreement occurs and BEI could be required to repay the debt at that time. Thus, the Bonds are classified as current debt in the accompanying consolidated balance sheets.

     In 1995, the Company exercised its option as part of the Velva Sheen purchase agreement to prepay subordinated debt issued to the seller whereby a discount of $500,000 was negotiated and recorded as extraordinary income.

     Maturities of all borrowings, exclusive of approximately $324,000 of interest remaining to be accreted pertaining to a discounted obligation, are as follows at December 28, 1996 (000's omitted):

                                                          AMOUNT

              1997                                       $26,943
              1998                                         7,343
              1999                                         8,309
              2000                                           230
              2001                                           584
              Thereafter                                   7,464
                                                         $50,873

     The revolving loan, term loans and Bonds bear interest at variable rates which approximate current rates, Accordingly, the amounts as stated for these loans approximate fair value. The fair value of the subordinated debt is based on the current rate offered for debt of the same remaining maturities. At December 30, 1995 and December 28, 1996, the estimated fair value of the Company's fixed rate debt approximated carrying value.

(5)  INCOME TAXES-

     The Company complies with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities.

     The provision (credit) for income taxes includes the following components (000's omitted):

                                                   1996       1995      1994
     Current:
        Federal ...............................  $ 1,370    $  (300)  $   136
        State and local .......................      282       --          83
                                                   1,652       (300)      219

     Deferred:
        Federal-
           Depreciation .......................  $   102    $   204   $    32

           Tax net operating loss carryforward       640       (640)     --
           Inventory reserves and other .......        4       (200)     (105)
           Accounts receivable reserves .......     (515)      (228)       20
           Valuation allowance ................   (1,123)     1,123      --
           Other, net .........................      193       (297)      (67)
                                                    (699)       (38)     (120)
        State and local .......................     (164)      --        --
                                                 $   789    $  (338)  $    99

     The following is a reconciliation between the statutory federal income tax rate and the effective rate shown above (000's omitted):

                                1996                 1995              1994
                           AMOUNT    RATE       AMOUNT    RATE    AMOUNT  RATE
                          --------  ------     --------  ------   ------ ------
     Computed provision
       (credit) for
       federal income
       taxes at the
       statutory rate ..  $  1,637      34%    $ (1,459)     34%  $    8     34%

     State and local
       income taxes, net
       of federal income
       tax benefit .....       118       2%        --      --         24    100%

     Valuation allowance    (1,123)    (23)%      1,123      26%    --     --

     Other .............       157       3%          (2)   --         67    279%

                          $    789      16%    $   (338)      8%  $   99    413%

     At December 28, 1996 and December 30, 1995, the net deferred tax asset consisted of the following (000's omitted):

                                                             1996       1995
     Deferred tax liabilities:
        Tax depreciation over book depreciation ........ $   (356)  $   (227)
        LIFO inventory .................................     (441)      (455)
        Intangible assets ..............................     (478)      (336)
        Other ..........................................     (100)       (97)
                                                           (1,375)    (1,115)

     Deferred tax assets:
        Inventory reserves .............................      444        519
        Inventory cost capitalization ..................      544        476
        Accounts receivable reserves ...................    1,018        387
        Employee benefits ..............................      203        155
        Other, net .....................................       29        448
        Net operating loss carryforward ................     --          772
        Valuation allowance ............................     --       (1,123)
                                                            2,238      1,115

     Net deferred tax asset ............................ $    863   $   --

     The 1995 regular tax net operating loss of approximately $2.8 million was partially utilized in 1995 to offset approximately $900,000 of taxable income from prior years as a loss carryback claim. The remainder was utilized to reduce taxable income in 1996.

(6)  SHAREHOLDERS' EQUITY-

     (a) COMMON STOCK--During 1992, the Company issued 379,123 shares (50,000 shares on a pre-split basis) of common stock to existing shareholders in exchange for cash, principal reductions of certain subordinated notes payable to shareholders and notes receivable with original principal amounts aggregating $200,000 with aggregate payments of $12,000 per quarter, plus interest, through December 31, 1996.

     (b) PREFERRED STOCK--On August 29, 1994, Brazos distributed its investment in another company to its shareholders to redeem its preferred stock (Series 1).

     (c) STOCK BASED COMPENSATION--The Company accounts for stock based compensation related to its stock option plan (discussed in Note 6(d) below) pursuant to Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, under which stock option-type awards are recorded at intrinsic value. Net income and earnings per share for 1995 and 1996, assuming compensation cost for the stock option plan had been determined at fair value, consistent with the provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION (SFAS No. 123), would have been as follows:

                                                          1996        1995
          Net income (loss) (000's omitted)
             As reported                                  $3,787     $(3,940)
             Pro forma                                     3,487      (4,151)

          Earnings (loss) per share
             As reported                                    $.90      $(1.30)
             Pro forma                                       .83       (1.37)

          Pursuant to the provisions of SFAS No. 123, in estimating the pro forma amounts, the fair value method of accounting was not applied to options granted prior to January 1, 1995. As a result, the pro forma effect on net income and earnings per share may not be representative of future years. In addition, the pro forma amounts reflect certain assumptions used in estimating fair values.

          The fair value of options granted was estimated as of the dates of grant using a Black-Scholes option pricing model. The weighted averages for the assumptions used in determining the fair values of options granted were as follows:

                                                      1996           1995
          Risk-free interest rate                      6.18%          7.49%
          Expected lives                               5.5 yrs.       6.5 yrs.
          Expected common stock volatility            48.5%          48.5%

          As the Company had little prior history regarding its expected volatility factor, the above assumption was determined based on historical volatility factors of similar entities at corresponding points in their corporate lives.

     (d) EMPLOYEE STOCK OPTIONS--The Company maintains a stock option plan in which stock options may be granted to key employees and officers. Options are granted at exercise prices not less than the fair value of the Company's stock on the date of grant. Options generally vest over three years and expire 10 years from the date of grant. The total number of shares of common stock available under this plan may not exceed 454,947 shares (60,000 shares on a pre-split basis). Plan activity for 1996, 1995, and 1994 is summarized as follows:

                                      1996               1995          1994
                                        WEIGHTED         WEIGHTED       WEIGHTED
                                        AVERAGE          AVERAGE        AVERAGE
                                        EXERCISE         EXERCISE       EXERCISE
                                NUMBER   PRICE   NUMBER   PRICE  NUMBER  PRICE
          Outstanding,
            beginning of year   431,821  $2.95    17,136  $1.12  17,136  $1.12
             Granted ........   227,853   3.09   431,821   2.95    --     --
             Exercised ......      --     --        --     --      --     --
             Forfeited ......  (204,727)  2.97   (17,136)  1.12    --     --

          Outstanding,
            end of year .....   454,947  $3.01   431,821  $2.95  17,136  $1.12

          Exercisable, end of
            year ............   153,355  $2.92     7,582  $1.98  17,136  $1.12

          Weighted average
            fair value of
            options granted
            during the year .  $   1.46   --    $    .92   --      --     --

          Price ranges, along with certain other information, for options outstanding at December 28, 1996, are as follows:

                                   OUTSTANDING               EXERCISABLE
                                    WEIGHTED   WEIGHTED              WEIGHTED
            EXERCISE                 AVERAGE    AVERAGE               AVERAGE
              PRICE                 EXERCISE  CONTRACTUAL            EXERCISE
              RANGE       NUMBER      PRICE      LIFE      NUMBER      PRICE
          -------------  ---------  ---------  ---------  ---------  ---------
          $1.98 - $3.96    227,094  $    2.87   8.2 yrs.     80,753  $    1.98
          $        1.98    125,111  $    1.98   9.3 yrs.       --         --
          $        3.96     72,602  $    3.96   9.6 yrs.     72,602  $    3.96
          $4.62 - $6.59     30,140  $    5.61   9.7 yrs.       --         --

     (e) STOCK PURCHASE WARRANTS--Warrant activity for 1996, 1995 and 1994 is summarized as follows:

                                                                    RANGE OF
                                                                    EXERCISE
                                                 SHARES SUBJECT    PRICES PER
                                                   TO WARRANTS       SHARE

          Outstanding at January 1, 1994               55,246     $   1.65
             Granted (i)                              522,029     $    .0013
          Outstanding at December 31, 1994            577,275     $.0013-$1.65
             Granted (ii)                             124,056     $    .0013
          Outstanding at December 30, 1995            701,331     $.0013-$1.65
             Granted (iii), (iv)                    1,292,110     $.0013-$4.62
             Exercised                             (1,660,290)    $    .0013
          Outstanding at December 28, 1996            333,151     $ 1.65-$4.62

          (i) In connection with the Velva Sheen acquisition, the Company issued warrants to the purchasers of its senior subordinated debt. The warrants allow the holders to purchase 522,029 shares (68,847 shares on a pre-split basis) of the Company's common stock at a purchase price of $.0013 per share. The warrants were valued at $744,000 which represents the difference between the exercise price and management's estimate of the fair market value of the 522,029 shares of the Company's common stock issuable pursuant to the exercise of the warrants at the date of grant. The warrants have been recorded as additional paid-in capital and were exercised during 1996.

          (ii) In connection with the Needleworks, Inc. acquisition, the Company issued warrants to the seller to purchase 124,056 shares (16,361 shares on a pre-split basis) of the Company's common stock at a purchase price of $.0013 per share. The warrants were valued at zero at the date of the acquisition. The warrants were exercised during 1996.

          (iii) As discussed in Note 4, warrants representing 166,950 common shares (22,018 shares on a pre-split basis) were issued to the Company's majority shareholder in January 1996. The warrants, which have an exercise price of $.0013 per share were valued at zero on the date of grant. The warrants were exercised during 1996.

          (iv) As discussed in Note 3(a), in connection with the acquisition of Plymouth, warrants were issued as follows:

                                                             EXERCISE
                                                     SHARES    PRICE
                                                     -------  -------
               Attached to Series A preferred stock  504,316  $ .0013
               Attached to subordinated debt ......  342,939  $ .0013
               Issued to the seller ...............  227,474  $  3.96
               Fee warrants .......................   50,431  $  4.62

               The warrants shown above attached to the Series A preferred stock and the subordinated debt were exercised in 1996.

          In connection with the Merger (see Note 1), warrants to purchase 272,968 shares (36,000 shares on a pre-split basis) of the Company's common stock at a purchase price of $6.59 per share were issued.

(7)  MANDATORILY REDEEMABLE PREFERRED STOCK-

     Manditorily redeemable preferred stock consisted of the following at December 28, 1996 and December 30, 1995:

                                                            1996     1995
                                                           (000's omitted)
     BSI HOLDINGS, INC
     Series B--Redeemable preferred stock, $.01
       par, 8,000,000 shares authorized;
       4,594,991 shares issued and outstanding
       at December 28, 1996, redeemable at
       $1.00 per share ................................    $4,595    $ --
     Series A-1--Redeemable preferred stock, $.01
       par, 650,000 shares authorized, issued and
       outstanding; $598,000 and $645,000
       redemption value at December 28, 1996 and
       December 30, 1995, respectively ................       598       645
     Series A-2--Redeemable preferred stock, $.01
       par, 300,000 shares authorized, issued and
       outstanding; $300,000 redemption value at
       December 28, 1996 and December 30, 1995 ........       300       300

     BRAZOS SPORTSWEAR, INC
     Series A--Redeemable preferred stock, $.01
       par, 5,000,000 shares authorized, 2,577,815
       shares issued and outstanding at December
       28, 1996, redeemable at $1.00 per share ........     2,120      --
                                                           $7,613    $  945

     Pursuant to the Merger, BSI Holdings, Inc. Series B preferred stock will be exchanged for an equivalent number of shares of New Brazos Series B-1 preferred stock. Holders of the New Brazos Series B-1 preferred stock are entitled to receive cumulative dividends of 8% annually, payable "in-kind"
     (PIK) on a quarterly basis. The New Brazos Series B-1 preferred stock is redeemable at the option of New Brazos at any time, at a redemption price of $.01 per share, if the market price of a share of New Brazos common stock trades at or above $17.50 for a period of 20 consecutive trading days. The shares are subject to mandatory redemption on the earlier to occur of (i) a qualified public offering, but only to the extent the offering price per share exceeds $17.50, (ii) the consummation of a sale, as defined, or (iii) December 31, 2003, at $1.00 per share plus declared and unpaid dividends through the date of redemption. Each share of Series B-1 preferred stock is convertible at the option of the holder at any time prior to the time set for redemption into .0909 shares of New Brazos common stock.

     Pursuant to the Merger, BSI Holdings, Inc. Series A-1 and Series A-2 preferred stock will be exchanged for the equivalent shares of New Brazos Series A-1 and Series A-2 preferred stock, respectively. The New Brazos Series A-1 preferred shares are redeemable at any time at $.919 per share at the option of New Brazos and have a mandatory redemption date at the earlier of (i) the date of a major transaction, as defined, (ii) a qualified public offering, or (iii) the later of the date all of the shares of New Brazos convertible preferred stock are redeemed or converted or December 31, 2003. The preferences, rights and limitations associated with the New Brazos Series A-2 preferred stock are identical to those in respect of the New Brazos Series A-1 preferred stock, except that the redemption price is $1.00 per share. The New Brazos Series A-1 and A-2 preferred stock are not convertible.

     Prior to the Merger, Brazos Series A preferred stock will be exchanged for equivalent shares of BSI Series B-2 preferred stock, which stock, pursuant to the Merger, will be exchanged for equivalent shares of New Brazos Series B-2 preferred stock. The preferences, rights and limitations associated with the New Brazos Series B-2 preferred stock are identical to those in respect of the New Brazos Series B-1 preferred stock, except such stock will have voting rights similar to holders of New Brazos common stock based on the number of shares of New Brazos common stock into which it is convertible and such shares have a redemption and liquidation preference over the New Brazos Series B-1 preferred stock.

     As discussed in Note 3(a), the Brazos Series A preferred stock was issued with detachable warrants to purchase 504,316 shares (66,511 shares on a pre-split basis) of the Company's common stock at a purchase price of $.0013 per share. The Brazos Series A preferred stock has been issued at a discount of $485,000 to give effect to the estimated fair value of the stock purchase warrants. The discount is being amortized into retained earnings, essentially as dividends, using the effective interest method during the period of issuance through the mandatory redemption date of December 31, 2003.

(8)  EMPLOYEE BENEFIT PLANS-

     (a) EMPLOYEES' 401(K) PLAN--In January 1994, the Company adopted a 401(k) savings plan (the Plan) covering substantially all employees. Under the Plan, the Company will match 50% of employee contributions, up to 6% of compensation, for employees with annual compensation of $75,000 or less. Contributions by employees earning $75,000 or more are not matched by the Company. During 1996 and 1995, the Company contributed $123,000 and $159,000, respectively, pursuant to the Plan.

     (b) DEFINED BENEFIT PENSION PLAN--Certain Velva Sheen division employees covered by a collective bargaining agreement participate in a defined benefit plan. The benefits to eligible employees are based primarily on years of service. The Company's policy is to contribute at least the amount required by the Employee Retirement Income Security Act of 1977 as determined by consulting actuaries. The assets of this plan are invested primarily in mutual funds.

          The following sets forth the net periodic pension cost, the status of the defined benefit plan and the assumptions used in computing this information (000's omitted):

                                                 1996       1995       1994
          Service cost ....................  $     33   $     25   $      4
          Interest cost ...................        90         79         14
          Actual loss (return) on
            plan assets ...................      (129)      (161)         6
          Net amortization and deferral ...        32         57        (24)
             Total net periodic pension
                  cost ....................  $     26   $   --     $   --

          Actuarial present value of
            benefit obligations:
             Vested benefit obligation ....  $ (1,362)  $ (1,207)      --
             Non-vested benefit obligation        (15)       (38)      --
          Accumulated benefit obligation ..    (1,377)    (1,245)      --
          Plan assets at fair value .......     1,545      1,498       --
             Plan assets in excess of
              projected benefit obligation        168        253       --
          Unrecognized net loss ...........       177        118       --
             Prepaid pension cost .........  $    345   $    371       --

         The actuarial assumptions were:
                                                 1996        1995       1994
          Discount rate                          6.75%       7.0%       7.75%
          Rate of return on assets               7.5%        7.5%       7.5%

          The Company does not offer post-retirement benefits (other than the defined benefit pension plan described above) or post-employment benefits to its employees.

(9)  COMMITMENTS AND CONTINGENCIES-

     (a) LEASES--The Company leases various office and warehouse facilities and equipment from both related and unrelated parties under noncancellable operating leases. The Company leases office space from two of BSI's shareholders. In addition, the Company leases an office and manufacturing facility from one of BSI's directors. The Company also has two leases for facilities in College Station, Texas, with a partnership which is controlled by certain shareholders of BSI. The Company is obligated to pay all applicable taxes and insurance expenses pursuant to the terms of all of these leases. Future minimum lease payments under noncancellable operating leases with initial or remaining terms of one year or more at December 28, 1996, are as follows (000's omitted):

                                                            RELATED   UNRELATED
                                                            PARTIES    PARTIES

          1997                                              $   417     $1,281
          1998                                                  417      1,266
          1999                                                  405        936
          2000                                                  462        652
          2001                                                  362        333
          Thereafter                                            190         26
                                                             $2,253     $4,494

          Total lease expense recorded during 1996, 1995 and 1994 was approximately $1,932,000, $1,713,000 and $793,000, respectively, of which $347,000, $258,000 and $266,000, respectively, was to related parties.

     (b) EMPLOYMENT AND NON-COMPETE AGREEMENTS--The Company has entered into employment and non-compete agreements with certain key employees providing for payment of salaries and incentive compensation up to a specified maximum amount of incentive compensation. Such employment and non-compete agreements expire at various times through December 31, 2001. The minimum payments for salaries to be made under these agreements subsequent to December 28, 1996 are $1,092,000 in 1997, $1,100,000 in 1998 and $672,000 in 1999. During 1996, 1995 and 1994,
          respectively, compensation expense recognized by the Company pursuant to such employment and non-compete agreements was $1,010,000, $416,000 and $489,000, including incentive compensation.

     (c) PURCHASES OF INVENTORY--The Company has agreements with vendors to purchase garments used in production. The most restrictive agreements have noncancellable provisions which bind the Company to purchase all garments scheduled to be shipped within 60 days. At December 28, 1996, the Company was committed to purchase approximately $5 million under such agreements.
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